TERMINATION OF EMPLOYMENT AGREEMENT

This agreement terminates the Employment Agreement dated January 1, 2008 between J. Kim Sorensen and YTB International, Inc. (the “Company”) in consideration for participation in the Company’s 2010 Incentive Plan and Severance Compensation Program.

Agreed to:

/s/ J. Kim Sorensen	Date: 7/19/2010
J. Kim Sorensen

/s/ Robert M. Van Patten	Date: 7/19/2010
Robert M. Van Patten - CEO
YTB International, Inc.